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                                                                EXHIBIT 99.2


KV PHARMACEUTICAL COMPANY ACQUIRES TWO PRODUCT LINES FROM ALTANA INC.


4/02/03

Second Hematinic Acquisition

Company Also Strengthens Prenatal Nutritional Leadership

ST. LOUIS, Mo., April 2 /PRNewswire-FirstCall/ -- KV Pharmaceutical Company ( NYSE: KVa/KVb) announced today that it has concluded an agreement with the U.S. subsidiary of Germany's ALTANA Pharma AG to acquire the Chromagen(R) and StrongStart(R) product lines comprising six products for its Ther-Rx Corporation Branded Marketing Division. The transaction is valued at approximately $27 million. The transaction, which includes the applicable intellectual property for each of the products, combined with the recently announced acquisition of the Niferex(R) line from Schwarz Pharma gives the company a significant position in the hematinic therapeutic category while at the same time enhancing its presence in the branded prenatal vitamin segment.

The acquisition brings in products with current aggregate annual net sales of approximately $11 million in the U.S. The acquired products include the hematinic products Chromagen(R), Chromagen(R) FA and Chromagen(R) Forte, as well as the prenatal brand Chromagen(R) OB. The transaction also includes the prenatal vitamin products StrongStart(R) Caplets and StrongStart(R) Chewables.


Three of these products will augment Ther-Rx's expansion into the hematinic therapeutic category, which includes drugs used in the treatment of anemias. According to Verispan, the oral hematinic market in the U.S. is approximately $ 95 million (12 months ended February 2003). The three remaining products will further enhance Ther-Rx Corporation's position in the prescription prenatal nutritional marketplace. Ther-Rx is currently the leading branded prescription prenatal nutritional provider in the U.S. with its Continuum of Care prescription products for women now capturing over 35% of the branded market. Enhancements are anticipated to be made by KV Pharmaceutical's drug delivery research scientists to certain of the acquired products.

All of these products are expected to be immediately accretive to Ther-Rx Corporation.

Marc S. Hermelin, Vice Chairman of the Board and Chief Executive Officer stated, "These six products represent two exciting new growth platforms for our Ther-Rx branded products division. The vitamin products enhance our already strong position in women's nutritionals, while the three hematinic products, together with our announced acquisition of the Niferex(R) line from Schwarz Pharma, immediately establish Ther-Rx as a leader in the oral hematinic market. The hematinic category has attributes that should be familiar to followers of KV: a profitable, but relatively overlooked segment in which today's advanced drug delivery technologies have been slow to be applied. Our parallel expertise in both technology development and marketing should enable us to reinvigorate the oral hematinic category through the building of a distinguished brand franchise, following the same model that has established the Company's PreCare(R) Continuum of Care prenatal product line as "America's Number One Branded Prenatal line" with 35% market share."

The purchase price was structured with a $13 million payment at closing with two promissory notes of $7 million payable one year and two years following closing.



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About KV Pharmaceutical Company

KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, acquires, manufactures and markets controlled release and tastemasked pharmaceutical products using proprietary drug delivery and tastemasking technologies. The company markets its technology-distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's fastest growing small companies, most recently by Forbes in its October 2002 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com

Safe Harbor

The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions, concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans," "expect," "aim," "believe," " projects," "anticipate," "intend," "estimate," "will," "should," "could" and other expressions that indicate future events and trends. All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, market position, expenditures and financial results, are forward- looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause the actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing; (5) new product development and launch; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting the pattern of inventory movements by the Company's customers; (11) the impact of competitive response to the Company's efforts to leverage its brand power with product innovation, promotional programs, and new advertising; and, (12) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion of uncertainties is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook.

/CONTACT: Catherine M. Biffignani, Vice President, Investor Relations of KV Pharmaceutical Company, +1-314-645-6600 /

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